EXHIBIT 10.10

Amended and Restated Board Compensation Program
for Outside Directors
Effective May 19, 2011

Annual Retainers

·	Outside Directors each receive an annual cash retainer of $35,000
·	Lead Director receives an additional annual cash retainer of $30,000
·	Audit Committee chair receives an additional annual cash retainer of $20,000
·	Compensation, Scientific Review, Strategic Operations and Nominating and Corporate Governance Committee chairs receive an additional annual cash retainer of $15,000
·	Audit Committee members (other than the chair) receive an additional annual cash retainer of $5,000
·	Compensation, Scientific Review, Strategic Operations and Nominating and Corporate Governance Committee members (other than the chair) receive an additional annual cash retainer of $3,000

Meeting Fees

·	Board meeting fees of $2,000 for in-person attendance, $1,500 for telephonic attendance
·	Committee meeting fees of:
o	$2,000 for in-person attendance of all Committee meetings
o	$1,500 for telephonic attendance of Audit Committee meetings
o	$1,000 for telephonic attendance of Compensation, Scientific Review, Strategic Operations and Nominating and Corporate Governance Committee meetings

Equity awards as follows:

	No. of Stock Options	No. of RSU's	Total Shares
Initial Election Award	10,800	5,400	16,200
Annual Award	7,200	3,600	10,800

 For purposes of this Program:

1.
Outside Director shall mean any individual that is not an Inside Director and meets the definition of "outside director" as it may be amended from time to time under Section 162(m) the Internal Revenue Code of 1986, as amended, and the rules and regulation thereunder;

2.	Lead Director shall mean the Independent Director selected by a majority of the Independent Directors, pursuant to the Corporate Governance Guidelines.
3.	Inside Director shall mean any individual who is also an officer or employee of the Corporation or any of its affiliates.
4.	Independent Director shall mean any individual who qualifies as an "independent director," pursuant to the Corporate Governance Guidelines.

         The determination of whether or not an individual is an Outside Director, Inside Director or Independent Director (and in the case of an Outside Director whether or not the grant of an option was necessary to attract such individual to join the Board) shall be made by the Board of Directors in its sole and absolute discretion at any time prior or subsequent to the date on which the individual is appointed or elected to the Board of Directors.

Approved By Board of Directors
May 19, 2011